                                                                      EXHIBIT 99

[IKONICS CORPORATION LOGO]
4832 Grand Ave. - Duluth, MN 55807
PH: 218-628-2217 - Fax: 218-628-3245                    NEWS RELEASE
www.ikonics.com - info@ikonics.com

News Contact:     BILL ULLAND                             For Immediate Release
                  Chairman, President & CEO               August 6, 2003
                  (218) 628-2217

                     IKONICS REPORTS 19% INCREASE IN PROFITS
                               FOR SECOND QUARTER

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced sales and earnings for the second quarter of 2003.

IKONICS reported profits for the second quarter of 2003 of $0.13 per share, a 19% increase over the second quarter of 2002 and well above the $0.02 cents per share earned in the first quarter of 2003. Sales in the second quarter of 2003 were $3,162,000 - basically even with those of the 2002 period.

Bill Ulland, IKONICS CEO, said that the flat sales are attributable to a fall-off in some segments of the export market and the discontinuance of an unprofitable domestic operation. This was offset by increased sales of higher margin products in North America and Europe.

Ulland anticipates sales to Asia will pick-up in the third quarter. The SARS epidemic delayed the opening of the company's training center in Singapore by a month. The first session was held in June, with further sessions in Singapore and India scheduled for the fall. "Asia remains an important part of our plans and we regard the second quarter slump to be an anomaly in the sales growth we have been seeing there," stated Ulland.

During the quarter the company recorded a $75,000 charge to earnings for a write down of its investment in Apprise Technologies Inc. and recognized a tax benefit of $42,000 related to an adjustment of the company's extraterritorial tax benefits.

During the quarter, IKONICS completed the first redesign of the RapidMask technology acquired from DuPont. "This has given us three new products for the abrasive etching market which are being launched in the third quarter," said Ulland. "We are ahead of schedule with these products and I am increasingly optimistic they will grow sales and lead us into new markets."

IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.


This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's filings with the SEC.


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                               IKONICS CORPORATION
                              STATEMENTS OF INCOME
               For the Three Months Ending June 30, 2003 and 2002


                                                   THREE MONTHS ENDED
                                                 6/30/03        6/30/02

Sales                                           $3,161,731    $3,164,255
Costs, expenses, and other income               $2,911,455    $2,964,043
                                                ----------    ----------
Income before income taxes                      $  250,276    $  200,212
Loss on investment                              $   74,666    $        0
Federal and state income tax expense            $   19,131    $   68,971
                                                ----------    ----------
Net income                                      $  156,479    $  131,241
                                                ==========    ==========
Earnings per common share - diluted             $     0.13    $     0.11
                                                ==========    ==========
Average shares outstanding - diluted             1,254,299     1,248,127


                     UNAUDITED INTERIM FINANCIAL STATEMENTS